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                                                                   EXHIBIT 99.01

    SAFE HARBOR FOR FORWARD-LOOKING STATEMENTS UNDER THE PRIVATE SECURITIES
                         LITIGATION REFORM ACT OF 1995

                       CERTAIN CAUTIONARY STATEMENTS AND
                                 RISK FACTORS

  CSG Systems International, Inc. and its subsidiaries (collectively, the Company) or their representatives from time to time may make or may have made certain forward-looking statements, whether orally or in writing, including without limitation, any such statements made or to be made in the Management's Discussion and Analysis of Financial Condition and Results of Operations contained in its various SEC filings or orally in conferences or teleconferences. The Company wishes to ensure that such statements are accompanied by meaningful cautionary statements, so as to ensure to the fullest extent possible the protections of the safe harbor established in the Private Securities Litigation Reform Act of 1995.

  ACCORDINGLY, THE FORWARD-LOOKING STATEMENTS ARE QUALIFIED IN THEIR ENTIRETY BY REFERENCE TO AND ARE ACCOMPANIED BY THE FOLLOWING MEANINGFUL CAUTIONARY STATEMENTS IDENTIFYING CERTAIN IMPORTANT FACTORS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE IN SUCH FORWARD-LOOKING STATEMENTS.

  This list of factors is likely not exhaustive. The Company operates in a rapidly changing and evolving business involving the converging communications markets, and new risk factors will likely emerge. Management cannot predict all of the important risk factors, nor can it assess the impact, if any, of such risk factors on the Company's business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those in any forward-looking statements.

  ACCORDINGLY, THERE CAN BE NO ASSURANCE THAT FORWARD-LOOKING STATEMENTS WILL BE ACCURATE INDICATORS OF FUTURE ACTUAL RESULTS, AND IT IS LIKELY THAT ACTUAL RESULTS WILL DIFFER FROM RESULTS PROJECTED IN FORWARD-LOOKING STATEMENTS AND THAT SUCH DIFFERENCES MAY BE MATERIAL.

NET LOSSES

  For 1998, the Company recorded net income of $85.6 million. For the years since inception (October 17, 1994) through December 31, 1997, the Company recorded annual net losses. These net losses have resulted from several factors, including: (i) amortization of intangible assets (acquired software, client contracts and related intangibles, and noncompete agreements and goodwill); (ii) charge for purchased research and development; (iii) charge for impairment of software development costs; (iv) charge for impairment of intangible assets; (v) interest expense; (vi) stock-based employee compensation expense; (vii) extraordinary losses from early extinguishment of debt; and (viii) discontinued operations. There can be no assurance that the Company will sustain profitability in the future.

RELIANCE ON CCS

  The Company derived approximately 78% and 77% of its total revenues from its primary product, Communications Control System ("CCS"), and related products and services in the years ended December 31, 1998 and 1997, respectively. CCS and related products and services are expected to provide the substantial majority of the Company's total revenues in the foreseeable future. The Company's results will depend upon continued market acceptance of CCS and related products and services, as well as the Company's ability to continue to adapt and modify them to meet the changing needs of its clients. Any reduction in demand for CCS would have a material adverse effect on the financial condition and results of operations of the Company.


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DEPENDENCE ON MAJOR CLIENTS

  During the years ended December 31, 1998 and 1997, revenues from TCI represented approximately 37.4% and 32.9% of total revenues, respectively, and revenues from Time Warner represented approximately 14.1% and 20.1% of total revenues, respectively. The loss of all or a significant part of the business of either TCI or Time Warner would have a material adverse effect on the financial condition and results of operations of the Company.

REQUIREMENTS OF THE TCI CONTRACT

  The TCI Contract requires the conversion of additional TCI customers onto the Company's customer care and billing system. The TCI Contract provides certain performance criteria and other obligations to be met by the Company. The Company is subject to various remedies and penalties if it fails to meet the performance criteria or other obligations. The Company is also subject to an annual technical audit to determine whether the Company's products and services include innovations in features and functions that have become standard in the wireline video industry. If an audit determines the Company is not providing such an innovation and it fails to do so in the manner and time period dictated by the contract, then TCI would be released from its exclusivity obligation to the extent necessary to obtain the innovation from a third party. To fulfill the TCI Contract and to remain competitive, the Company believes it will be required to develop new and advanced features to existing products and services, as well as new products and services, all of which will require substantial research and development. TCI also would have the right to terminate the TCI Contract in the event of certain defaults by the Company. The termination of the TCI Contract or of any of TCI's commitments under the contract would have a material adverse effect on the financial condition and results of operations of the Company.

TCI AND AT&T MERGER

  The TCI Contract has minimum financial commitments over the 15-year life of the contract and includes exclusive rights to provide customer care and billing products and services for TCI's offerings of wireline video, all Internet/high speed data services, residential wireline telephony services, and print and mail services. As discussed above, the TCI Contract provides certain performance criteria and other obligations to be met by the Company. To date, the Company believes it has complied with the terms of the contract, and has converted onto its processing system approximately 8 million of the over 9 million TCI customers originally scheduled to be converted under the TCI Contract. The remaining customers are scheduled to be converted to the Company's processing system by the second quarter of 1999.

  AT&T completed its merger with TCI in March 1999. At this time, it is too early to determine the near- and long-term impact, if any, the merger will have on the Company's relationship with the combined entity. However, the Company expects to continue performing successfully under the TCI Contract, and is hopeful that it can continue to sell products and services to the combined entity that are in excess of the minimum financial commitments included in the contract.

RENEWAL OF TIME WARNER CONTRACTS

  The Company provides services to Time Warner under multiple, separate contracts with various Time Warner affiliates. These contracts are scheduled to expire on various dates. The failure of Time Warner to renew contracts representing a significant part of its business with the Company would have a material adverse effect on the financial condition and results of operations of the Company.

CONVERSION TO THE COMPANY'S SYSTEMS

  The Company's ability to convert new client sites to its customer care and billing systems on a timely and accurate basis is necessary to meet the Company's contractual commitments and to achieve its business objectives. Converting multiple sites under the schedules required by contracts or business requirements is a difficult and complex process. One of the difficulties in the conversion process is that competition for the

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necessary qualified personnel is intense and the Company may not be successful in attracting and retaining the personnel necessary to complete conversions on a timely and accurate basis. The inability of the Company to perform the conversion process timely and accurately would have a material adverse effect on the results of operations of the Company.

DEPENDENCE ON CABLE TELEVISION AND DBS INDUSTRIES

  The Company's business is concentrated in the cable television and Direct Broadcast Satellite ("DBS") industries, making the Company susceptible to a downturn in those industries. During the years ended December 31, 1998 and 1997, the Company derived 78% and 73%, and 13% and 11% of its total revenues from companies in the U.S. cable television and U.S. DBS industries, respectively. A decrease in the number of customers served by the Company's clients, loss of business due to non-renewal of client contracts, industry consolidation, and/or changing consumer demand for services would adversely effect the results of operations of the Company.

  There can be no assurance that new entrants into the cable television market will become clients of the Company. Also, there can be no assurance that cable television providers will be successful in expanding into other segments of the converging communications markets. Even if major forays into new markets are successful, the Company may be unable to meet the special billing and customer care needs of that market. The cable television industry is undergoing significant ownership changes at an accelerated pace. In addition, cable television providers are consolidating, decreasing the potential number of buyers for the Company's products and services. Consolidation in the industry may put at risk the Company's ability to leverage its existing relationships. Should this consolidation result in a concentration of cable television customer accounts being owned by companies with whom the Company does not have a relationship, or with whom competitors are entrenched, it could negatively effect the Company's ability to maintain or expand its market share, thereby adversely effecting the results of operations.

NEW PRODUCTS AND RAPID TECHNOLOGICAL CHANGE

  The market for customer care and billing systems is characterized by rapid changes in technology and is highly competitive with respect to the need for timely product innovations and new product introductions. The Company believes that its future success in sustaining and growing the annual revenue per customer account depends upon continued market acceptance of its current products, including CCS and related products and services, and its ability to enhance its current products and develop new products that address the increasingly complex and evolving needs of its clients. Substantial research and development will be required to maintain the competitiveness of the Company's products and services in the market. Development projects can be lengthy and costly, and are subject to changing requirements, programming difficulties, a shortage of qualified personnel, and unforeseen factors which can result in delays. There can be no assurance of continued market acceptance of the Company's current products or that the Company will be successful in the timely development of product enhancements or new products that respond to technological advances or changing client needs. Also, the introduction and consumer acceptance of billing statements that are presented and paid electronically over the Internet may happen more rapidly than the Company anticipates. If electronic bill presentation and payment proliferates and the Company is unable to respond with a solution quickly, such failure could have a material adverse effect on the Company's results of operations.

CONVERGING COMMUNICATIONS MARKETS

  The Company's growth strategy is based in large part on the continuing convergence and growth of the cable television, DBS, telecommunications, and on-line services markets. If these markets fail to converge, grow more slowly than anticipated, or if providers in the converging markets do not accept the Company's solution for presenting multiple communications services on a single bill, there could be a material adverse effect on the Company's growth.

COMPETITION

  The market for the Company's products and services is highly competitive. The Company directly competes with both independent providers of products and services and in-house systems developed by existing and

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potential clients. Many of the Company's current and potential competitors have significantly greater financial, marketing, technical, and other competitive resources than the Company, and many already have significant international operations. There can be no assurance that the Company will be able to compete successfully with its existing competitors or with new competitors.

ATTRACTION AND RETENTION OF PERSONNEL

  The Company's future success depends in large part on the continued service of its key management, sales, product development, and operational personnel. The Company is particularly dependent on its executive officers. The Company believes that its future success also depends on its ability to attract and retain highly skilled technical, managerial, and marketing personnel, including, in particular, additional personnel in the areas of research and development and technical support. Competition for qualified personnel is intense, particularly in the areas of research and development and technical support. The Company may not be successful in attracting and retaining the personnel it requires, which would adversely effect the Company's ability to meet its commitments and new product delivery objectives.

VARIABILITY OF QUARTERLY RESULTS

  The Company's quarterly revenues and results, particularly relating to software and professional services, may fluctuate depending on various factors, including the timing of executed contracts and the delivery of contracted services or products, the cancellation of the Company's services and products by existing or new clients, the hiring of additional staff, new product development and other expenses, and changes in sales commission policies. No assurance can be given that results will not vary due to these factors. Fluctuations in quarterly results may result in volatility in the market price of the Company's Common Stock.

DEPENDENCE ON PROPRIETARY TECHNOLOGY

  The Company relies on a combination of trade secret and copyright laws, nondisclosure agreements, and other contractual and technical measures to protect its proprietary rights in its products. The Company also holds a limited number of patents on some of its newer products, and does not rely upon patents as a primary means of protecting its rights in its intellectual property. There can be no assurance that these provisions will be adequate to protect its proprietary rights. Although the Company believes that its intellectual property rights do not infringe upon the proprietary rights of third parties, there can be no assurance that third parties will not assert infringement claims against the Company or the Company's clients.

INTERNATIONAL OPERATIONS

  The Company's business strategy includes a commitment to the marketing of its products and services internationally, and the Company has acquired and established operations outside of the U.S. The Company is subject to certain inherent risks associated with operating internationally. Risks include product development to meet local requirements such as the conversion to EURO currency, difficulties in staffing and management, reliance on independent distributors or strategic alliance partners, fluctuations in foreign currency exchange rates, compliance with foreign regulatory requirements, variability of foreign economic conditions, changing restrictions imposed by U.S. export laws, and competition from U.S.-based companies which have firmly established significant international operations. There can be no assurance that the Company will be able to manage successfully the risks related to selling its products and services in international markets.

INTEGRATION OF ACQUISITIONS

  As part of its growth strategy, the Company seeks to acquire assets, technology, and businesses which would provide the technology and technical personnel to expedite the Company's product development efforts, provide complementary products or services or provide access to new markets and clients. Acquisitions involve a number of risks and difficulties, including expansion into new geographic markets and business areas, the requirement to

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understand local business practices, the diversion of management's attention to the assimilation of acquired operations and personnel, potential adverse short-term effects on the Company's operating results, and the amortization of acquired intangible assets.

YEAR 2000

  The Company's business is dependent upon various computer software programs and operating systems that utilize dates and process data beyond the year 2000. If the actions taken by the Company to mitigate its risks associated with the year 2000 are inadequate, there could be a material adverse effect on the financial condition and results of operations of the Company. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" for additional discussion of the Company's efforts to address the year 2000 risks.

RELATIONSHIP WITH FIRST DATA CORPORATION

  The Company has entered into a data processing services agreement with FDC. The Company is dependent upon FDC to perform these services for the operation of CCS. The inability of FDC to perform these services satisfactorily could have a material adverse effect on the financial condition and results of operations of the Company. The existing agreement is scheduled to expire in December 2001.


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